Conmed Expands Services in Pacific Northwest with Acquisition of Emergency Medicine Documentation Consultants, P.C.

Will Provide Correctional Facility Healthcare Services
for Six Additional Counties in Oregon

Hanover, Md. -- (BUSINESS WIRE)—March 12, 2008 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has acquired, for cash and stock, nine healthcare service contracts with six counties in Oregon currently being serviced by Dr. Robert Tilley, M.D., MBA, doing business as Emergency Medicine Documentation Consultants, P.C. (“EMDC”). Dr. Tilley will remain with Conmed as Vice President and Medical Director of the Northwest Region. The transaction closed on February 28, 2008. Terms were not disclosed.

“We are pleased to welcome Dr. Tilley’s practice to our organization as we expand our footprint in the Pacific Northwest,” commented Richard W. Turner, PhD, President and Chief Executive Officer, Conmed Healthcare Management, Inc. “The contracts, which are primarily for physician services, offer significant growth opportunities, since they fit well with Conmed’s geographic expansion strategy and our overall business model. We strive to expand our services with our existing accounts and leverage our expertise in providing full on-site staffing, acute care, mental health, pharmacy, and out-of-facility health care services, so we are very excited about this opportunity.”

Dr. Tilley has spent more than a decade working within the correctional facility healthcare industry. He is a Certified Corrections Health Care Provider (CCHP) through the National Commission on Correctional Health Care (NCCHC). He received his medical degree from Columbia University, College of Physicians and Surgeons, and has an undergraduate degree in Chemistry from the University of Washington and an MBA from Portland State University. Dr. Tilley is Board Certified in Emergency Medicine.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in thirty counties in five states, including Washington, Oregon, Kansas, Virginia and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com
or
Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com
or
Brett Maas, 646-536-7331
brett@haydenir.com